Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 12, 2013, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Argan, Inc. on Form 10-K for the year ended January 31, 2013. We hereby consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

McLean, Virginia

November 5, 2013